Exhibit 99.1

For more information contact:
Peter Benoist, President and CEO (314) 725-5500
Frank Sanfilippo, Chief Financial Officer (314) 725-5500
Jerry Mueller, Senior Vice President (314) 512-7251

ENTERPRISE FINANCIAL COMMENTS ON STOCK TRANSACTION

St. Louis, February 6, 2009. Enterprise Financial Services Corp (NASDAQ: EFSC) today issued a statement concerning the sale of shares of its common stock by Kevin C. Eichner, a member of its Board of Directors and past President and Chief Executive Officer of the Company.

Meramec Enterprise Holdings, LLC (MEH), a Missouri limited liability company controlled by Mr. Eichner, which held as its sole property 349,605 shares of the Company’s common stock, was dissolved today and the shares held by MEH distributed to its members. As part of the dissolution of MEH, 208,030 shares of the Company’s common stock were distributed to Mr. Eichner.

In order to reduce his pro-rata share of indebtedness related to MEH and indebtedness incurred to exercise stock options upon his retirement last year, Mr. Eichner simultaneously sold 165,385 shares of the Company’s stock in a private transaction for a purchase price of $13.00 per share. None of the indebtedness related to MEH or Mr. Eichner’s purchase of shares of the Company’s stock was loaned by or due to the Company.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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